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                                                                    EXHIBIT 23.4


We have issued our report dated February 23, 1998 (except for Note 2, as to which the date is February 27, 1998 and Note 3, as to which the date is April 6,
1998) accompanying the consolidated financial statements of Level 8 Systems, Inc. for the year ended December 31, 1997, contained in the Registration Statement and Joint Proxy Statement/Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Joint Proxy Statement/Prospectus, and to the use of our name as it appears under the caption "Experts."

/s/ Grant Thornton LLP

GRANT THORNTON LLP

New York, New York
November 19, 1999